INVESCO FUNDS RETIREMENT PLAN
                            FOR INDEPENDENT DIRECTORS
                                OCTOBER 30, 2001


     The registered, open-end management investment companies referred to on Schedule A as the Schedule may hereafter be revised by the addition and deletion of investment companies (the "Funds"), have adopted this Retirement Plan ("Plan") for the benefit of those directors of the Funds who are not interested directors thereof as defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended ("Independent Directors"). This Plan restates and supercedes the Defined Benefit Deferred Compensation Plan last amended by the Funds effective March 1, 2001 (the "Prior Plan"). Nothing in this Plan is intended to or does expand, reduce, eliminate, or change in any way the rights, privileges and benefits afforded to Independent Directors under the Prior Plan.

     1.   Eligibility
          -----------

     Each Independent Director who has served as such ("Eligible Service") on the boards of any of the Funds and their predecessor and successor entities, if any, for an aggregate of at least five years at the time of his/her Service Termination Date (as defined in paragraph 2) will be entitled to receive benefits under the Plan. An Independent Director's period of Eligible Service commences on the date of election to the board of directors of any one or more of the Funds ("Board"). Hereafter, references in this Plan to Independent Directors shall be deemed to include only those Directors who have met the Eligible Service requirement for Plan participation.

     2.   Service Termination and Service Termination Date
          ------------------------------------------------

          a. SERVICE TERMINATION. Service Termination means termination of service of an Independent Director which results from the Director's having reached his/her Service Termination Date.

          b. SERVICE TERMINATION DATE. As used in this Plan unless otherwise stipulated, Service Termination Date shall mean the date upon which the Director no longer serves as a Director. Normally, an Independent Director's Service Termination Date will be the last day of the calendar quarter in which such Director's seventy-fifth birthday occurs.

     3.   Defined Payments and Benefit
          ----------------------------

          a. PRE-JANUARY 1, 2001 ELIGIBLE SERVICE INDEPENDENT DIRECTORS. The provisions outlined in Attachment A are applicable only to Independent Directors who met the Eligible Service requirement for Prior Plan participation on or before January 1, 2001.

          b. BENEFIT. Commencing as of the Service Termination Date of an Independent Director whose Service Termination Date is subsequent to the date of the last day of the calendar quarter in which such Director's seventy-second birthday occurred, the Independent Director will receive, for the remainder of his/her life, a benefit (the "Benefit"), payable quarterly, with each quarterly payment to be $8,500; provided, however, that each quarterly payment to be made to an Independent Director who was serving as the Vice Chairman of the Funds on his or her Service Termination Date shall be $9,250. The amounts of $8,500 and $9,250 will not be increased during the period in which benefits are paid except as expressly provided in paragraph 9.b. If an Independent Director's Service Termination Date occurs prior to the date of the last day of the calendar quarter in which such Director's seventy-second birthday occurs as a result of the Director's voluntary resignation, the Independent Director will receive the Benefit commencing on the first day of the calendar quarter following the calendar quarter in which such Director's seventy-second birthday occurs.

          c. DEATH PROVISIONS. If an Independent Director dies prior to commencement of receipt of the Benefit, or while receiving the Benefit but before a total of forty quarterly Benefit payments have been made, the Independent Director's beneficiary shall be entitled to receive quarterly Benefit payments until an aggregate of forty quarterly payments has been made to the Independent Director and/or to his beneficiary.

          d. DISABILITY PROVISIONS. If an Independent Director's service as a Director is terminated because of his/her disability, the Independent Director shall receive the Benefit for the remainder of his/her life, with quarterly payments to be made to the disabled Independent Director commencing in the first quarter following the Director's termination for disability. If the disabled Independent Director should die before forty quarterly payments are made, payments will continue to be made to the Independent Director's designated beneficiary until the aggregate of forty quarterly payments has been made to the disabled Independent Director and the Director's designated beneficiary.

          e. DEATH OF INDEPENDENT DIRECTOR AND BENEFICIARY. If, subsequent to the death of the Independent Director, his/her designated beneficiary should die before a total of forty quarterly Benefit payments are made, the remaining value of the Benefit (which Benefit shall in no event exceed the value of forty quarterly payments minus the number of payments made) shall be determined as of the date of the death of the Independent Director's designated beneficiary and shall be paid to the estate of the designated beneficiary in one lump sum or in periodic payments, with the determinations with respect to the value of the Benefit and the method and frequency of payment to be made by the Committee (as defined in paragraph 8.a.) in its sole discretion.

     4.   Designated Beneficiary
          ----------------------

     The beneficiary referred to in paragraph 3 may be designated or changed by the Independent Director without the consent of any prior beneficiary on a form provided by the Committee and delivered to the Committee (or its designee as described on the form) before the Independent Director's death. If no such beneficiary shall have been designated, or if no designated beneficiary shall survive the Independent Director, the value or remaining value of the Benefit (which Benefit shall in no event exceed the value of forty quarterly payments minus the number of payments made) shall be determined as of the date of the death of the Independent Director by the Committee and shall be paid as promptly as possible in one lump sum to the Independent Director's estate.

     5.   Disability
          ----------

     An Independent Director shall be deemed to have become disabled for the purposes of paragraph 3 if the Committee shall find on the basis of medical evidence satisfactory to it that the Independent Director is disabled, mentally or physically, as a result of an accident or illness, so as to be prevented from performing each of the duties which are incumbent upon an Independent Director in fulfilling his/her responsibilities as such.

     6.   Payment of Benefit; Allocation of Costs
          ---------------------------------------

     Each Fund is responsible for the payment of the amount of the Benefit applicable to the Fund, as well as its proportionate share of all expenses of administration of the Plan, including without limitation all accounting and legal fees and expenses and fees and expenses of any Actuary. The obligations of each Fund to pay its proportionate share of such Benefit and expenses will not be secured or funded in any manner, and such obligations will not have any preference over the lawful claims of each Fund's creditors and shareholders. To the extent that the Benefit is paid by more than one Fund, such costs and expenses will be allocated among such Funds in a manner that is determined by the Committee to be fair and equitable under the circumstances. To the extent that one or more of such Funds consist of one or more separate portfolios, such costs and expenses allocated to any such Fund will thereafter be allocated among such portfolios by the Board of the Fund in a manner that is determined by such Board to be fair and equitable under the circumstances.

     7.   Payment of Benefit to Former Directors
          --------------------------------------

     Independent Directors Daniel D. Chabris and Kenneth T. King, whose Service Termination Dates occurred prior to January 1, 2001, shall receive quarterly Benefit payments at an annual rate equal to 50 percent of the annual retainer fees and annual board meetings fees which are paid to Independent Directors of the Funds who serve as active Fund Independent Directors.

     8.   Administration
          --------------

          a. THE COMMITTEE. Any question involving entitlement to payments under or the administration of the Plan will be referred to a four-person Retirement Plan Committee (the "Committee") composed of three Independent Directors designated by all of the Independent Directors of the Funds and one director of the Funds who is not an Independent Director, designated by the non-Independent Directors. Except as otherwise provided herein, the Committee will make all interpretations and determinations necessary or desirable for the Plan's administration, and such interpretations and determinations will be final and conclusive. Committee members will be elected annually.

          b. POWERS OF THE COMMITTEE. The Committee will represent and act on behalf of the Funds in respect of the Plan and, subject to the other provisions of the Plan, the Committee may adopt, amend or repeal bylaws or other regulations relating to the administration of the Plan, the conduct of the Committee's affairs, its rights or powers, or the rights or powers of its members. The Committee will report to the Independent Directors and to the Boards of the Funds from time to time on its activities in respect of the Plan. The Committee or persons designated by it will cause such records to be kept as may be necessary for the administration of the Plan.

     9.   Miscellaneous Provisions
          ------------------------

          a. RIGHTS NOT ASSIGNABLE. Other than as is specifically provided in paragraph 3, the right to receive any payment under the Plan is not transferable or assignable, and nothing in the Plan shall create any benefit, cause of action, right of sale, transfer, assignment, pledge, encumbrance, or other such right in any heirs or the estate of any Independent Director.

          b. AMENDMENT, ETC. The Committee, with the concurrence of the Board of any Fund, may as to the specific Fund at any time amend or terminate the Plan or waive any provision of the Plan; provided, however, that subject to the limitations imposed by paragraph 6, no amendment, termination or waiver will impair the rights of an Independent Director to receive the payments which would have been made to such Independent Director had there been no such amendment, termination, or waiver. Notwithstanding any other provisions of this Plan which may imply the contrary, amendments to the Plan which directly or indirectly increase or otherwise enhance or improve the Benefit or other Plan provisions will be applied prospectively, but not retroactively, to Independent Directors who have reached their Service Termination Dates and who either are eligible in the future to receive, or are receiving, the Benefit.

          c. NO RIGHT TO REELECTION. Nothing in the Plan will create any obligation on the part of the Board of any Fund to nominate any Independent Director for reelection.

          d. CONSULTING. Subsequent to his/her Service Termination Date, an Independent Director may render such services for any Fund, for such compensation, as may be agreed upon from time to time by such Independent Director and the Board of the Fund which desires to procure such services.

                                   SCHEDULE A
                                       TO
                          INVESCO FUNDS RETIREMENT PLAN
                            FOR INDEPENDENT DIRECTORS


INVESCO Bond Funds, Inc.

INVESCO Combination Stock & Bond Funds, Inc.

INVESCO Counselor Series Funds, Inc.

INVESCO International Funds, Inc.

INVESCO Money Market Funds, Inc.

INVESCO Sector Funds, Inc.

INVESCO Stock Funds, Inc.

INVESCO Variable Investment Funds, Inc.

INVESCO Treasurer's Series Funds, Inc.

                                 ATTACHMENT A TO
                          INVESCO FUNDS RETIREMENT PLAN
                            FOR INDEPENDENT DIRECTORS


APPLICABILITY. This Attachment A is applicable only to Independent Directors who met the Eligible Service requirement for Prior Plan participation on or before January 1, 2001. The provisions in this Attachment A are not applicable to any Independent Directors who became eligible to participate in the Prior Plan or who become eligible to participate in the Plan subsequent to January 1, 2001.

The Independent Directors to whom this Attachment A is applicable, all of whom are currently serving as directors of the Funds, are: Victor L. Andrews, Bob R. Baker, Lawrence H. Budner, Fred A. Deering, and John W. McIntyre (each a "PRP" Independent Director).

PAYMENTS. If a PRP Independent Director's Service Termination Date occurs on a date not earlier than the last day of the calendar quarter in which such Director's seventy-second birthday occurs and not later than the last day of the calendar quarter in which such Director's seventy-fourth birthday occurs, the PRP Independent Director will receive four successive quarterly payments (the "First Year Retirement Payments"), with each payment to be $17,000; provided, however, that each quarterly payment to be made to a PRP Independent Director who was serving as the Vice Chairman of the Funds on his or her Service Termination Date shall be $18,500. The first quarterly First Year Retirement Payment shall be made on the first day of the calendar quarter subsequent to the PRP Independent Director's Service Termination Date.

BENEFIT. Commencing with the first day of the calendar quarter following the calendar quarter in which a PRP Independent Director entitled thereto has received the last of four First Year Retirement Payments, the Independent Director will receive, for the remainder of his/her life, the Benefit provided in the Plan.

DEATH PROVISIONS. If a PRP Independent Director dies while in receipt of First Year Retirement Benefits, the designated beneficiary of the PRP Independent Director shall receive all remaining First Year Retirement Payments and shall, commencing with the quarter following the quarter in which the last remaining First Year Retirement Payment is made, receive the Benefit for a period of ten years, with quarterly payments to be made to the designated beneficiary.

If a PRP Independent Director's service as a Director is terminated because of his/her death subsequent to the last day of the calendar quarter in which such Director's seventy-second birthday occurred and prior to the last day of the calendar quarter in which such Director's seventy-fourth birthday occurs, the designated beneficiary of the PRP Independent Director shall receive the First Year Retirement Payments and shall, commencing with the quarter following the quarter in which the last First Year Retirement Payment is made, receive the Benefit for a period of ten years, with quarterly payments to be made to the designated beneficiary.

DISABILITY PROVISIONS. If a PRP Independent Director's service as a Director is terminated because of his/her disability subsequent to the last day of the calendar quarter in which such Director's seventy-second birthday occurred and prior to the last day of the calendar quarter in which such Director's seventy-fourth birthday occurs, the PRP Independent Director shall receive the First Year Retirement Payments and shall, commencing with the quarter following the quarter in which the last First Year Retirement Payment is made, receive the Benefit for the remainder of his/her life, with quarterly payments to be made to the disabled PRP Independent Director. If the disabled PRP Independent Director should die before the First Year Retirement Payments are completed and before forty quarterly Benefit payments are made, such payments will continue to be made to the PRP Independent Director's designated beneficiary until the aggregate of the First Year Retirement Payments and forty quarterly Benefit payments have been made to the disabled PRP Independent Director and the Director's designated beneficiary.

DEATH OF PRP INDEPENDENT DIRECTOR AND BENEFICIARY. If, subsequent to the death of the PRP Independent Director, his/her designated beneficiary should die before the First Year Retirement Payments and/or a total of forty quarterly Benefit payments are made, the remaining value of the First Year Retirement Payments and Benefit shall be determined as of the date of the death of the PRP Independent Director's designated beneficiary and shall be paid to the estate of the designated beneficiary in one lump sum or in periodic payments, with the determinations with respect to the value of the First Year Retirement Payments and Benefit and the method and frequency of payment to be made by the Committee in its sole discretion.

DESIGNATED BENEFICIARY. If no beneficiary shall have been designated by a PRP Independent Director in accordance with applicable provisions of the Plan, or if no designated beneficiary shall survive the PRP Independent Director, the value or remaining value of the PRP Independent Director's First Year Retirement Payments and Benefit shall be determined as of the date of the death of the PRP Independent Director by the Committee and shall be paid as promptly as possible in one lump sum to the PRP Independent Director's estate.

PAYMENT OF FIRST YEAR RETIREMENT PAYMENTS; ALLOCATION OF COSTS. Each Fund is responsible for the payment of the amount of the First Year Retirement Payments applicable to the Fund. The obligations of each Fund to pay its proportionate share of such First Year Retirement Payments will not be secured or funded in any manner, and such obligations will not have any preference over the lawful claims of each Fund's creditors and shareholders. To the extent that the First Year Retirement Payments are paid by more than one Fund, such costs and expenses will be allocated among such Funds in a manner that is determined by the Committee to be fair and equitable under the circumstances.

AMENDMENT. Amendments to the Plan which directly or indirectly increase or otherwise enhance or improve the First Year Retirement Payments will be applied prospectively, but not retroactively, to PRP Independent Directors who are receiving First Year Retirement Payments.